Exhibit 16.1

October 1, 2004

Securities and Exchange Commission
Washington, DC 20549

Re:   Inn of the Mountain Gods Resort and Casino
      File No. 333-113140

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K of Inn of the Mountain Gods Resort and Casino dated October 1, 2004 and agree with the statements concerning our Firm contained there in.



Very truly yours,



/s/ Grant Thornton
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    GRANT THORNTON LLP